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                                  Exhibit 5

              OPINION AND CONSENT OF LITTMAN KROOKS & ROTH P.C.

                                                                  May 4, 2001

EDGAR Online, Inc.
50 Washington Street
Norwalk, Connecticut  06854

      Re: EDGAR Online, Inc. (the "Company") - Registration Statement for an aggregate of 2,200,000 Shares of Common Stock

Dear Ladies and Gentlemen:

      We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 800,000 shares of the Company's common stock (the "Shares") for issuance under the Company's 1996 Stock Option Plan (the "1996 Plan") and (ii) 1,400,000 Shares for issuance under the Company's 1999 Stock Option Plan, as amended (the "1999 Plan") (collectively, the "Plans"). We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the applicable Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

      This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans or the Shares issuable under such Plans.


                                             Very truly yours,

                                             /s/ Littman Krooks & Roth P.C.

                                             LITTMAN KROOKS & ROTH P.C.